                                                                     EXHIBIT 3.3

                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION

WTC Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That pursuant to a written action of the Board of Directors of WTC Industries, Inc. (the "Company") dated January 30, 1996, resolutions were duly adopted setting forth an amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable and in the best interests of the Company. The resolutions setting forth the proposed amendment are as follows:

    RESOLVED, that an amendment to Article IV, Section A, of the Company's Certificate of Incorporation is hereby approved by the Board of Directors to increase the number of authorized shares of Common Stock referred to therein from 10,000,000 shares to 20,000,000 shares, such that said Article IV, Section A shall read as follows:

    "Common Stock. 20,000,000 shares of Common Stock, which shall have a par value of $.01 per share."

    RESOLVED FURTHER, that the Chief Executive Officer and any other officer of the Company are each hereby authorized, subject to the foregoing amendment being approved by the consent of the majority in interest of shareholders pursuant to Delaware General Corporation Law Section 228, to execute and file a Certificate of Amendment of the Certificate of Incorporation with the Delaware Secretary of State to effect such increase;

    RESOLVED FURTHER, that the Chief Executive Officer, Executive Vice President and Chief Financial Officer of the Company are each hereby authorized to seek shareholder consents under the Delaware General Corporation Law Section 228 for such amendment to the Certificate of Incorporation.

SECOND: That on January 30, 1996, by a written consent, a majority of the shareholders of the Company consented to and approved the resolutions adopted by the Board of Directors.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Jan
H. Magnusson, its President, this 14th day of March, 1996.

                        WTC INDUSTRIES, INC.

                        By: /s/ Jan H. Magnusson
                             --------------------
                                Jan H. Magnusson, President


                                          63